Exhibit 99.1

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Furiex Confirms Takeda’s Resubmissions of Alogliptin NDAs to the U.S. Food and Drug Administration

MORRISVILLE, N.C. (July 26, 2011) - Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) today confirmed that Takeda Pharmaceutical Company Limited has resubmitted two new drug applications (NDAs) for alogliptin to the U.S. Food and Drug Administration (FDA). One application is for marketing approval of alogliptin, and the second is for the fixed-dose combination therapy alogliptin/pioglitazone.

Under Furiex’s agreement with Takeda, these two resubmissions do not trigger a milestone payment to Furiex. If U.S. approval is granted, Furiex would be eligible to receive a $25 million milestone payment as well as potential royalties and sales-based milestones. Furiex presently receives royalty payments from Takeda for the sale of alogliptin, tradename Nesina®, in Japan.

“Throughout its development, we have believed in the ability of alogliptin to contribute to improving the health of diabetes patients,” said Fred Eshelman, Pharm. D., chairman of Furiex. “The achievement of the resubmission of the NDAs for alogliptin and alogliptin/pioglitazone confirms the value of alogliptin to patients and to our partner, Takeda.”

Added June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex, “We are pleased Takeda has taken this important step toward obtaining regulatory approval of alogliptin in the United States. The NDA resubmissions mark a significant milestone for Furiex and for Takeda’s diabetes franchise.”

About Type 2 Diabetes

Type 2 diabetes is the most common form of diabetes and has reached epidemic proportions globally. Almost 26 million Americans currently live with diabetes, and at least seven million are unaware that they have it. Type 2 diabetes is a progressive and chronic condition, and patients should work with a health care professional to manage and monitor their disease. In addition to diet and exercise, patients often need to take multiple medications to help manage blood glucose control. The global health care expenditures to treat and prevent diabetes and its complications were estimated at $376 billion in 2010. By 2030, this number is projected to exceed $490 billion.

About Takeda’s Alogliptin and Alogliptin/Pioglitazone

Alogliptin is a dipeptidyl peptidase IV or DPP-4 inhibitor being investigated as an adjunct to diet and exercise for the treatment of Type 2 diabetes. DPP-4 inhibitors address insulin deficiency by slowing the inactivation of incretin hormones GLP-1 (glucagon-like peptide-1) and GIP (glucose-dependent insulinotropic peptide). As a result, an increased amount of active incretins enables the pancreas to secrete insulin in a glucose-dependent manner, thereby assisting in the management of blood glucose levels. An NDA for alogliptin was approved in April 2010 by the Japanese Ministry of Health, Labour and Welfare for the treatment of Type 2 diabetes.

Alogliptin/pioglitazone is a fixed dose combination therapy in development for the treatment of Type 2 diabetes, which combines alogliptin and pioglitazone in a single tablet. Pioglitazone is a thiazolidinedione or TZD, marketed by Takeda as ACTOS®, that directly targets insulin resistance, a condition in which the body does not efficiently use the insulin it produces to control blood glucose levels. It is currently approved for use in adults for the treatment of Type 2 diabetes as an adjunct to diet and exercise. An NDA for the alogliptin/pioglitazone fixed-dose combination was approved in June 2011 by the Japanese Ministry of Health, Labour and Welfare for the treatment of Type 2 diabetes.

About Furiex Pharmaceuticals

Furiex Pharmaceuticals is a drug development and collaboration company using innovative clinical development design to accelerate and increase value of internal and partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: failure of our partner to successfully obtain regulatory approval to market and sell its product; the demand for our potential products, if and when approved; the risks and expense of continuing the research and development activities of our existing candidates; progress of product candidates in clinical trials as it relates to receiving future milestone payments; and time required to gain regulatory approvals; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.